Exhibit 10.5

Level(3)-
COMMUNICATIONS
Master Service Agreement
(SRAM Version 5.1 - July 13, 2008)

This Master Service Agreement ("Agreement") is made this 18 th .day of  March  2008 between LEVEL 3 COMMUNICATIONS, LLC (*Level 3") and Telava Networks, Inc. ("Customer). This Agreement provides the general terms and conditions applicable to Customer's purchase of communications services ("Service") from Level 3.

ARTICLE 1. ORDERS FOR AND DELIVERY OF SERVICE

1.1 Submission and Acceptance of Customer Orders(s). Customer may submit requests for Service in a form designated by Level 3 (*Customer Order"). The Customer Order shall contain the duration for which Service is ordered ("Service Term") and pricing for Service; Service will continue on a month to month basis at the expiration of the Service Term at Level 3's then current rates. Level 3 will notify Customer of acceptance (in writing or electronically) of the Customer Order and the date by which Level 3 will install Service (the "Customer Commit Date"); renewal Customer Orders will be accepted by Level 3's continuation of Service. If Customer submits Customer Orders electronically, Customer shall assure that any passwords or access devices are available only to those having authority to submit Customer Orders.

1.2 Credit Approval and Deposits. Customer will provide Level 3 with credit information as requested. Level 3 may require Customer to make a deposit as a condition of Level 3's acceptance of any Customer Order or continuation of: a) any usage-based Service; or b) any non-usage based Service where Customer fails to timely make any payment due hereunder or Level 3 reasonably determines that Customer has had an adverse change in financial condition. Deposits will not exceed 2 months' estimated charges for Service and will be due upon Level 3's written request. When Service is discontinued, the deposit will be credited to Customer's account and the balance refunded.

1.3 Customer Premises. If access to non-Level 3 facilities is required for the installation, maintenance or removal of Level 3 equipment, Customer shall, at its expense, secure such right of access and shall arrange for the provision and maintenance of power and HVAC as needed for the proper operation of such equipment.

1.4 Scheduled Maintenance and Local Access. Scheduled maintenance will not normally result in Service interruption. If scheduled maintenance requires Service interruption, Level 3 will (i) provide Customer 7 days' prior written notice, (i) work with Customer to try to minimize Service interruptions and (iii) use commercially reasonable efforts to perform such maintenance between midnight and 6:00 a.m. local time. If third party provided local access services are obtained by Customer, Customer will: (i) provide Level 3 with circuit facility information, firm order commitment information and necessary design layout records to enable cross-connects to Level 3 Service(s) (such cross connects being provided by Level 3 subject to applicable charges), (ii) cooperate with Level 3 (including providing necessary LOA's) in connection with Level 3 circuit grooming, and (iii) where a related Service is disconnected or terminated, promptly provide Level 3 a written disconnection firm order commitment from the relevant third party provider.

ARTICLE 2. BILLING AND PAYMENT

2.1 Commencement of Billing. Level 3 will deliver written or electronic notice (a "Connection Notice") to Customer upon installation of Service, at which time billing will commence ("Service Commencement Date"), regardless of whether Customer is prepared to accept delivery of Service. If Customer notifies Level 3 within 3 days after delivery of the Connection Notice that Service is not functioning properly (and such Service is not functioning properly), Level 3 will correct any deficiencies and, upon Customer's request, credit Customer's account in the amount of 1/30 of the applicable MRC for each day the Service did not function property.

2.2 Payment of Invoices and Disputes. Invoices are delivered monthly and due 30 days after the date of invoice. Fixed charges are billed in advance and usage-based charges are billed in arrears. Billing for partial months is prorated. Past due amounts bear interest at 1.5% per month or the highest rate allowed by law (whichever is less). Customer is responsible for all charges respecting the Service, even if incurred as the result of unauthorized use. If Customer reasonably disputes an invoice. Customer must pay the undisputed amount and submit written notice of the disputed amount (with details of the nature of the dispute and the Services and invoice(s) disputed). Disputes must be submitted in writing within 90 days from the date of the invoice.If the dispute is resolved against Customer, Customer shall pay such amounts plus interest from the date originally due.

2.3 Taxes and Fees. Except for taxes based on Level 3's net income, Customer will be responsible for all taxes and fees that arise in any jurisdiction, including value added, consumption, sales, use, gross receipts, foreign withholding (which will be grossed up), excise, access, bypass, franchise or other taxes, fees, duties, charges or surcharges imposed on or incident to the provision, sale or use of Service (whether imposed on Level 3 or any affiliate of Level 3). Such charges may be shown on invoices as cost recovery fees. Charges for Service are exclusive of taxes. Customer may present Level 3 a valid exemption certificate and Level 3 will give effect thereto prospectively.

2.4 Regulatory and Legal Changes. If any change in applicable law, regulation, rule or order materially affects delivery of Service, the parties will negotiate appropriate changes to this Agreement. If the parties are unable to reach agreement within 30 days after Level 3's delivery of written notice requesting renegotiation: (a) Level 3 may pass any increased costs relating to delivery of Service through to Customer and (b) if Level 3 does so, Customer may terminate the affected Service without termination liability by delivering written notice to Level 3 within 30 days.

2.5  Cancellation and Termination Charges.
(A)Customer may cancel a Customer Order (or portion thereof) prior to delivery of the Connection Notice upon written notice to  Level 3 identifying the affected Customer Order and Service. If Customer does so, Customer shall pay Level 3 a cancellation charge equal to the sum of: (I) for "off-net" Service, third party termination charges for the cancelled Service; (ii) for 'on-net Service, 1 month's monthly recurring charges for the cancelled Service; (iii) the non-recurring charges for the cancelled Service; and (iv) Level 3's out of pocket costs (if any) incurred in constructing facilities necessary for Service delivery.

(B) Customer may terminate Service after delivery of the Connection Notice upon 30 days' written notice to Level 3 identifying the terminated Service. If Customer does so, or if Service is terminated by Level 3 as the result of an uncured default by Customer, Customer shall pay Level 3 a termination charge equal to the sum of: (i) all unpaid amounts for Service provided through the date of termination; (ii) 100% of the remaining monthly recurring charges for months 1-12 of the Service Term; and (iii) 50% of the remaining monthly recurring charges for month 13 through the end of the Service Term. The parties agree that the charges in this Section are a genuine estimate of Level 3's actual damages and are not a penalty.

ARTICLE 3. DEFAULT

If (A) Customer fails to make any payment when due and such failure continues for 5 business days after written notice from Level 3, or (B) either party fails to observe or perform any other material term of this Age ben lent and such failure continues for 30 days after written notice from the other party, then the non-defaulting party may: (I) terminate this Agreement and/or any Customer Order, in whole or in part, and/or (ii) subject to Section 4.1, pursue any remedies it may have at law or in equity.

ARTICLE 4, LIABILITIES AND SERVICE LEVELS

4.1 No Special Damages. Neither party shall be liable for any damages for lost profits, lost revenues, loss of goodwill, loss of anticipated savings, loss of data or cost of purchasing replacement services, or any indirect, incidental, special, consequential, exemplary or punitive damages arising out of the performance or failure to perform under this Agreement or any Customer Order.

4.2 Disclaimer of Warranties. LEVEL 3 MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY APPLICABLE SERVICE SCHEDULE.

4.3 Service Levels. The "Service Lever commitments applicable to the Services are found In Level 3's Service Schedules for each Service. If Level 3 does not achieve a Service Level, a credit will be issued to Customer as set forth in the applicable Service Schedule upon Customer's request. Level 3's maintenance log and trouble ticketing systems will be used for calculating any Service Level events. To request a credit, Customer must contact Level 3 Customer Service (contact information can be found at www.level3.com) or deliver a written request (with sufficient detail necessary to identify the affected Service) within 60 days after the end of the month in which the credit was earned. In no event shall the total credits issued to Customer per month exceed the nonrecurring and monthly recurring charges for the affected Service for that month. Customer's sole remedies for any outages, failures to deliver or defects in Service are contained in the Service Levels applicable to the affected Service.

4.4 Right of Termination for Installation Delay. In lieu of any Service Level credits for installation delays, if Level 3's installation of Service is delayed for more than 30 business days beyond the Customer Commit Date, Customer may terminate the affected Service upon written notice to Level 3 and without payment of any applicable termination charge, provided such written notice is delivered prior to Level 3 delivering a Connection Notice for the affected Service. This Section shall not apply to any Service where Level 3 has agreed to construct network facilities in or to a new location not previously served by Level 3.

ARTICLE 5. GENERAL TERMS

5.1 Force Maleure. Neither party shall be liable, nor shall any credit allowance or other remedy be extended, for any failure of performance or equipment due to causes beyond such party's reasonable control (force majeure event'). In the event Level 3 is unable to deliver Service as a result of a force majeure event, Customer shall not be obligated to pay Level 3 for the affected Service for so long as Level 3 is unable to deliver the affected Service. Force majeure events along with scheduled maintenance under section 1.4 shall be considered Excused Outages.*

5.2 Assignment and Resale. Customer may not assign its rights or obligations under this Agreement or any Customer Order without the prior written consent of Level 3, which will not be unreasonably withheld. This Agreement shall apply to any permitted transferees or assignees. Customer may resell or otherwise provide the Service to third parties, provided that Customer shall indemnify, defend and hold Level 3 and its affiliates harmless from any claims arising from any Services resold or otherwise provided by Customer. If Customer resells telecommunications services, Customer certifies that it has filed all required documentation and will at all relevant times have the requisite authority with appropriate regulatory agencies respecting the same. Nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.3 Afillates. Service may be provided to Customer pursuant to this Agreement by an affiliate of Level 3, but Level 3 shall remain responsible to Customer for the delivery and performance of the Service. Customer's affiliates may purchase Service pursuant to this Agreement. Customer shall be jointly and severally liable for all claims and liabilities related to Service ordered by any Customer affiliate, and any default under this Agreement by any Customer affiliate shall also be a default by Customer.

5.4 .Notices. All notices shall be in writing and sufficient and received if delivered in person, or when sent via facsimile, pre-paid overnight courier, electronic mail (if an e-mail address is provided below) or sent by U.S. Postal Service (or First Class International Post (as applicable)), addressed as follows:

IF TO LEVEL 3:

For billing inquiries/disputes,
requests for Service Level credits and/or requests for disconnection of Service (other than for default):

    Level 3 Communications, LLC 1025 Eldorado Blvd.
    Broomfield, Colorado 80021 Attn: Director, Billing
    Facsimile: (877) 460-9867 E-mail: pillino@leve13.coM

For all other notices:
    Level 3 Communications, LLC 1025 Eldorado Blvd.
    Broomfield, Colorado 80021 Attn: General Counsel
    Facsimile: (720) 888-5128

IF TO CUSTOMER:

Chris Chen
Executive Vice President
Telava Networks
353 Sacramento Street, Suite 1500 San Francisco, CA 94111
Tel: (415) 321-3490
Fax: (415) 321-3496
E-mail: cchen@telava.com

Chris Chen
Executive Vice President
Telava Networks
353 Sacramento Street, Suite 1500 San Francisco, CA 94111
Tel: (415) 321-3490
Fax: (415) 321-3496
E-mail: cchen@telava.com

Either party may change its notice address upon notice to the other party. All notices shall be deemed to have been given on (j) the date delivered if delivered personally, by facsimile or e-mail (one business day after delivery if delivered on a weekend or legal holiday), (ii) the business day after dispatch if sent by overnight courier, or (iii) the third business day after posting If sent by U.S. Postal Service (or other applicable postal delivery service).

 5.5 Acceptable Use Policy: Data Protection. Customer's use of Service shall comply with Level 3's Acceptable Use Policy and Privacy Policy, as communicated in writing to Customer from time to time and which are also available through Level 3's web site at www.level3.com. Level 3 may transfer, process and store billing and utilization data and other data necessary for Level 3's operation of its network and for the performance of its obligations under this Agreement to or from the United States. Customer consents that Level 3 may (i) transfer, store and process such data in the United States; and (ii) use such data for its own internal purposes and as allowed by law. This data will not be disclosed to third parties.

 5.6 Marks and Publicity: Nop-Disclosure. Neither party shall have the right to use the other party's or its affiliates' trademarks, service marks or trade names without the prior written consent of the other party. Neither party shall issue any press release or other public statement relating to this Agreement, except as may be required by law or agreed between the parties in writing. Any information or documentation disclosed between the parties during the performance of this Agreement (including this Agreement) shall be subject to the terms and conditions of the applicable non-disclosure agreement then in effect between the parties.

 5.7 Governing Law; Amendment. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, without regard to its choice of law rules. This Agreement, including any Service Schedule(s) and Customer Order(s) executed hereunder, constitutes the entire and final agreement and understanding between the parties with respect to the Service and supersedes all prior agreements relating to the Service. This Agreement may only be modified or supplemented by an instrument executed by an authorized representative of each party. No failure by either party to enforce any right(s) hereunder shall constitute a waiver of such right(s).

 5.8 Relationship of the Parties. The relationship between Customer and Level 3 shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes.

5.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be sufficient to bind the parties to this Agreement.

LEVEL 3 COMMUNICATIONS, LLC ("Level 3")	Telava Networks, Inc. ("Customer")

By: James E Means	By: Chris Chen
Name: James E Means	Name: Chris Chen
Title: V.P. Legal	Title: Executive Vice President